CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                  of

             6 5/8 % CUMULATIVE PREFERRED STOCK, SERIES H

                                  of

                   J. P. MORGAN & CO. INCORPORATED



     J. P. MORGAN & CO. INCORPORATED, a corporation organized and existing under the laws of the State of Delaware (herein referred to as the "Company"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby
CERTIFY:

     A resolution providing for and in connection with the issuance of the preferred stock of the Corporation, without par value, was duly adopted by the Securities Committee (the "Securities Committee") of the Board of Directors (the "Board of Directors") of the Company, pursuant to authority conferred on the Securities Committee by the Board of Directors, and on the Board of Directors (which fixed the voting rights with respect to the shares designated herein) by the provisions of the Restated Certificate of Incorporation, as amended, of the Company, which Restated Certificate of Incorporation, as amended, authorizes the issuance of up to ten million shares of preferred stock, without par value, and which resolution provides as follows:

     RESOLVED that an issue of a series of the preferred stock, without par value, of the Company consisting of 400,000 shares is hereby provided for, and the voting power, designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof are fixed hereby as follows:

     1. Designation. The designation of such preferred stock shall be 6 5/8 % Cumulative Preferred Stock, Series H (hereinafter referred to as the "Series H Preferred Stock") and the number of shares constituting such series is 400,000. Shares of the Series H Preferred Stock shall have a stated value of $500 per share. The number of authorized shares of the Series H Preferred Stock may be reduced by further resolution duly adopted by the by the Board of Directors of the Company, the Securities Committee, or any other duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized but the number of authorized shares of the Series H Preferred Stock shall not be increased.

     2. Dividends. (a) Holders of shares of Series H Preferred Stock shall be entitled to receive cash dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, at a rate of 6 5/8% per annum on the stated value thereof. Such dividends shall be cumulative from February 8, 1996 (the date of original issue of such shares) and shall be payable, when, as and if declared by the Board of Directors on March 31, June 30, September 30 and December 31 of each year commencing March 31, 1996. Each such dividend shall be paid to the holders of record of shares of Series H Preferred Stock at the close of business on the fifteenth day of the month next preceding the month in which such dividend payment is made.

     Dividends as provided for in this Paragraph 2, to the extent not declared and paid for any past dividend periods, may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date therefor, as may be fixed by the Board of Directors of the Company, the Securities Committee, or any other duly authorized committee of the Board of Directors. Dividends payable on the Series H Preferred Stock for any period less than a full quarterly dividend period, and for the dividend period beginning on the date of issuance of the shares of the Series H Preferred Stock, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on shares of the Series H Preferred Stock for each full quarterly dividend period shall be computed by dividing the annual dividend rate by four.

     (b) No full dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, on a parity with the Series H Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of the Series H Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series H Preferred Stock, all dividends declared upon shares of the Series H Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series H Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series H Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series H Preferred Stock and such other Preferred Stock bear to each other. Holders of shares of the Series H Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stocks, in excess of full cumulative dividends, as herein provided, on the Series H Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect if any dividend payment of payments on the Series H Preferred Stock which may in arrears.

     3. Redemption. The Series H Preferred Stock shall not be redeemable prior to March 31, 2006. On or after March 31, 2006, the Company, at its option, with prior approval of the appropriate bank regulators, if so required, may redeem the Series H Preferred Stock, as a whole or in part, at any time or from time to time out of funds legally available therefor, at a redemption price of $500 per share plus an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption.

     In the event the Company shall redeem shares of Series H Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state:
(1) the redemption date; (2) the number of shares of Series H Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) dividends on the shares of the Series H Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid. If less than all the outstanding shares of the Series H Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares of Series H Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Company in its sole discretion to be equitable. A new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     Notwithstanding the foregoing provisions of this Section 3, if any dividends on the Series H Preferred Stock are in arrears, no shares of the Series H Preferred Stock shall be redeemed unless all outstanding shares of the Series H Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of such Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series H Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series H Preferred Stock.

     4. Shares to be Retired. All shares of the Series H Preferred Stock redeemed by the Company shall be retired and canceled and shall not be reissued as shares of Series H Preferred Stock and upon the filing of any document required by the Delaware General Corporation Law shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

     5. Conversion or Exchange. The holders of shares of the Series H Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Company.

     6. Voting. The Series H Preferred Stock shall have no voting powers either general or special except as otherwise required by law and as hereinafter provided in this Section 7.

     If at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of preferred stock are in default, the number of directors constituting the Board of Directors of the Company shall automatically be increased by two. The holders of record of the Series H Preferred Stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock upon which like voting rights have been conferred (including, without limitations, the Adjustable Rate Cumulative Preferred Stock, Series A (the "Series A Preferred Stock") and the Variable Cumulative Preferred Stock, Series B through F (the "Variable Cumulative Preferred Stock" and together, with Series A Preferred Stock, the "Other Preferred Stock"), shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of record of the Series H Preferred Stock and the Variable Cumulative Preferred Stock being entitled to cast one vote per share and the holders of record of the Series A Preferred Stock being entitled to cast one-tenth (1/10) of one vote per share, with the remaining directors of the Company to be elected by the holders of record of shares of any other class or classes or series of stock entitled to vote therefor. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, without cause, only by the affirmative vote of the holders of record of the shares of preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders of record called for that purpose, and any vacancy in such directorship thereby created or otherwise created may be filled only by the affirmative vote of the holders of record of the shares of preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director. If and when such default shall cease to exist, the holders of record of the Series H Preferred Stock and the holders of record of shares of any one or more series of preferred stock upon which like voting rights have been conferred (including, without limitation the Other Preferred Stock) shall be divested of the foregoing special voting rights, subject to reinvesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights will terminate, and the number of directors constituting the Board of Directors shall be automatically reduced by two. For the purposes of the foregoing, default in the payment of dividends for the equivalent of six quarterly dividends means, in the case of Preferred Stock which pays dividends either more or less frequently than every quarter, default in the payment of dividends in respect of one or more Dividend Periods containing in the aggregate not less than 540 days.

     Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of record of at least 66 2/3% of all of the voting power of the Series H Preferred Stock and all other shares of the same class at the time outstanding (including, without limitation, the Other Preferred Stock), given in person or by proxy, either in writing or by a vote at a meeting called for that purpose, voting as a class without regard to series, the holders of record of the Series H Preferred Stock and the Variable Cumulative Preferred Stock being entitled to cast one vote per share and the holders of record of the Series A Preferred Stock being entitled to cast one-tenth (1/10) of one vote per share, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designations, Rights and Preferences or any similar document relating to any series of preferred stock) so as to materially adversely affect the preferences, rights, powers or privileges of the Series H Preferred Stock and any other shares of the same class (including, without limitation, the Other Preferred Stock); provided, however, that in any case in which one or more, but not all, series of Other Preferred Stock or Series H Preferred Stock or other series of such class would be materially adversely affected as to the preferences, rights, powers or privileges thereof, the affirmative consent of holders of record of shares entitled to cast at least 66 2/3% of the votes entitled to be cast by the holders of all of the shares of all of the series that would be adversely affected, voting as a class, shall be required in lieu thereof.

     Unless the vote or consent of the holders of record of a greater number of shares shall then be required by law, the consent of the holders of record of at least 66 2/3% of all of the voting power of the shares of the Series H Preferred Stock and all shares of all other series of preferred stock ranking on a parity (including, without limitation, the Other Preferred Stock) with shares of the Series H Preferred Stock, either as to dividends or upon liquidation, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of record of shares of the Series H Preferred Stock, the Other Preferred Stock and shares of such other series of preferred stock shall vote together as a single class without regard to series, the holders of record of the Series H Preferred Stock and the Other Preferred Stock being entitled to cast one vote per share and holders of record of Series A Preferred Stock being entitled to cast one-tenth (1/10) of one vote per share, shall be necessary to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series H Preferred Stock, Other Preferred Stock or such other preferred stock as to dividends or upon liquidation.

     7. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series H Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets shall be made to the holders of Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the Series H Preferred Stock, an amount equal to $500 per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not earned or declared) to the date fixed for payment of such distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series H Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series H Preferred Stock are not paid in full, the holders of the Series H Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Series H Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series H Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company.

     Neither the sale, conveyance, exchange or transfer of all or substantially all the property or business of the Company, the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company for the purposes of this Section 7.

     8. Limitation on Dividends on Junior Ranking Stock. So long as any of the Series H Preferred Stock shall be outstanding, the Company shall not declare any dividends on the Common Stock of the Company or any other stock of the Company ranking as to dividends or distribution of assets junior to the Series H Preferred Stock (as defined below, the "Junior Stock"), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of preferred stock other than Junior Stock, at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment.

     9. Ranking of Stock of the Company. For purposes of this resolution, any stock of any class or classes of the company shall be deemed to rank:

     (1) prior to the shares of the Series H Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of the Series H Preferred Stock;

     (2) on a parity with shares of the Series H Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series H Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series H Preferred Stock; and

     (3) junior to shares of the Series H Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of the Series H Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or classes."

     The Company has caused this Certificate to be signed by Margaret
M. Foran, its Vice President and Assistant General Counsel on this 5th day of February, 1996.

                         J. P. MORGAN & CO. INCORPORATED

                         By: Margaret M. Foran/s/